NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                             _______________


                            HUFFMAN KOOS INC.

                         ROUTE 4 AND MAIN STREET

                          RIVER EDGE, NJ 07661



To the Shareholders of Huffman Koos Inc:

      Notice is hereby given that the Annual Meeting of Shareholders of Huffman Koos Inc., a Delaware corporation (the "Company"), will be held at the Huffman Koos River Edge Store, Route 4 and Main Street, River Edge, New Jersey on Tuesday, June 13, 1995 at eleven o'clock A.M. for the following purposes:

      Proposal 1:   To elect eight persons to the Board of Directors;

      Proposal 2:   To approve appointment by the Board of Directors of
                    Coopers & Lybrand L.L.P. as auditors for the Company;

      And to transact such other business as may properly come before the meeting.

      Shareholders are cordially invited to attend the meeting in person. Whether or not you presently intend to attend the Annual Meeting in person, the Board of Directors asks you to complete, date and sign the enclosed proxy and return it promptly by mail in the envelope provided.

      Only shareholders of record on the books of the Company at the close of business on May 5, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will not be closed.

                                          By Order of the Board of
                                          Directors.




                                          WILLIAM M. GUZIK
                                          Secretary

May 22, 1995


                            HUFFMAN KOOS INC.
                         ROUTE 4 AND MAIN STREET
                          RIVER EDGE, NJ 07661

                             PROXY STATEMENT


                         SOLICITATION OF PROXIES

      The enclosed proxy is solicited by and on behalf of the Board of Directors of Huffman Koos Inc. (the "Company") to be used at the Annual Meeting of Shareholders to be held at the Huffman Koos River Edge Store, Route 4 and Main Street, River Edge, New Jersey on June 13, 1995, at 11:00 A.M. and at any adjournments thereof. All shares represented by proxies will be voted at the meeting in accordance with the specifications marked thereon or, if no specifications are made, proxies will be voted in favor of all matters for which proxies have been solicited. Any shareholder giving a proxy may revoke the same at any time prior to the voting of such proxy by giving written notice of revocation to the Secretary of the Company, by submitting a later dated proxy, or by attending the meeting and voting in person. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about May 22, 1995.


                          VOTING AT THE MEETING

      The Board of Directors has fixed May 5, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of such date, there were 3,925,800 shares of the Company's common stock, .01 par value (the "Common Stock") issued and outstanding. The holders of outstanding shares of Common Stock are entitled to one vote per share on any matter voted on at the meeting.

      The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum. Abstentions and broker non-votes are counted for determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as votes against a proposal in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The affirmative vote of a majority of the shares of Common Stock represented at the meeting in person or by proxy will be necessary for the election of directors and for the taking of all other action at the meeting.


                           MAJOR SHAREHOLDERS

      The Company has been advised by certain of its directors and officers, Sussex Group, Ltd. ("Sussex"), the holder of approximately 35.7% of the outstanding shares of Common Stock of the Company, and The Jupiter Industries, Inc. ("Jupiter"), the holder of approximately 20.4% of the outstanding shares of Common Stock of the Company, that such persons, having the aggregate power to vote 2,246,200 shares of Common Stock, or 57.2% of the outstanding shares of Common Stock, intend to vote (i) for the election of all the nominees for the Board of Directors to be elected at the Annual Meeting, and (ii) for the approval of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as auditors for the Company.
Sussex, through a series of controlled companies, is an indirect subsidiary of JG Industries, Inc. ("JG"). JG is a publicly-held corporation, the common stock of which is traded on the Chicago Stock Exchange and NASDAQ. Jupiter owns approximately 55.0% of the outstanding shares of common stock of JG. JG files reports and other information with the Securities and Exchange Commission. Philip Rootberg, Edward Ross and the Estate of Jerrold Wexler beneficially own approximately 3.8%, 7.9% and 68.4%, respectively, of the outstanding common stock of Jupiter. William Hellman beneficially owns approximately 3.8% of the outstanding stock of JG. Messrs. Hellman, Rootberg, and Ross are directors of the Company.
Mr. Rootberg is a co-executor of the estate of Jerrold Wexler Estate.

                      SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of May 5, 1995, regarding beneficial ownership of the Company's Common Stock by (i) all persons who owned of record or, to the knowledge of the Company , beneficially, 5% of more of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table on Page 3, and (iv) all directors and executive officers as a group.

                                Number of Shares       Approximate
                                of Common Stock         Percentage
Name of Beneficial Owner       Beneficially Owned        of Class
Sussex Group, Ltd                   1,400,000               35.7%
1615 West Chicago Ave.
Chicago, IL 60622

The Jupiter Industries, Inc.          800,000               20.4%
919 N. Michigan Ave.
Chicago, IL 60611

Fred Berk +*                           29,000 (1)           **
Peter C. B. Bynoe +                         0               0
William Hellman +                      32,500               **
Charles Jamison +                           0               0
Michael Kurzman +                           0               0
Philip Rootberg +*                     10,000               **
Edward W. Ross +                            0               0
Wallace W. Schroeder +                  1,500               **
Joseph Albanese *                       7,100 (2)           **
John Alecci *                           7,100 (3)           **
Timothy Costello *                      4,200 (4)           **
Al Melchiano *                          6,000 (5)           **

Directors & Officers (8 persons)       97,400 (6)           2.4%

(1) This number includes 28,000 shares issuable upon exercise of currently exercisable employee stock options.

(2) This number includes 6,600 shares issuable upon exercise of currently exercisable employee stock options.

(3) This number includes 6,400 shares issuable upon exercise of currently exercisable employee stock options.

(4) This number includes 4,200 shares issuable upon exercise of currently exercisable employee stock options.

(5) This number includes 6,000 shares issuable upon exercise of currently exercisable employee stock options.

(6) This number includes 51,200 shares issuable upon exercise of currently exercisable employee stock options.

+  Director and nominee for director
*  Executive Officer
** Less than 1%

                         Executive Compensation

      The following table sets forth certain information regarding compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other highest compensated executive officers of the Company (determined as of the end of the last fiscal year) for the fiscal years ended January 31, 1995, 1994 and 1993 ("Named Executive Officers").

                                Summary Compensation Table

                                                         Awards           All
                                                       Securities        Other
Name and                           Salary      Bonus   Underlying   Compensation(c)
Principal Position      Year         ($)        ($)    Options(#)         ($)
Fred Berk(a)..........  1995      $241,667   $109,440    20,000         $7,965
  President and         1994       198,333     87,570    10,000          5,396
  Chief Executive       1993       185,000     66,258         -          4,020
  Officer

Al Melchiano(b).......  1995       110,833     44,639     5,000         10,325
  Vice President -      1994       101,750     38,920     5,000          5,761
  Marketing and         1993        97,084     29,448     5,000          6,338
  Advertising

Joseph Albanese(b)....  1995       100,833     44,639     5,000          9,777
  Vice President -      1994        91,750     38,920     5,000          2,632
  Chief Financial       1993        87,333     29,448     2,000            508
  Officer

Timothy Costello(b)...  1995       100,833     44,639     5,000         10,002
  Vice President -      1994        91,750     38,920     5,000          2,825
  Warehouse             1993        87,333     29,448     1,000            567
  Distribution

John Alecci(b)........  1995        93,333     44,639     5,000          9,962
  Vice President - MIS  1994        84,167     38,920     5,000          2,673
                        1993        78,667     29,448     3,000            543

__________
(a) Mr. Berk entered into an employment agreement with the Company as of August 5, 1990 providing for his employment as President and Chief Executive Officer. On March 31, 1994, Mr. Berk's contract was extended for a three-year term effective April 1, 1994 at a base salary of $250,000, plus a share of the Company's bonus pool. The contract was amended on April 30, 1995 to provide certain benefits in the event there is a change in ownership or control of the Company and to increase Mr. Berk's base salary to $275,000, plus a share of the Company's bonus pool. In the event of a change in ownership or control of the Company, if either the Company or Mr. Berk choose to terminate the existing employment contract, Mr. Berk is entitled to a sum equal to twenty-four months salary as severance pay. In the event the Company and Mr. Berk cannot mutually agree on an extension prior to the end of the agreement, he will receive as severance pay equal to six months salary.

(b)   The Company and this employee entered into a Severance
      Agreement providing certain benefits to the employee if ownership or control of the Company changes and the employee's employment terminates within a specified time period. In such case, this employee is entitled to a sum equal to twelve months salary as severance pay.

(c) The amounts shown represent Company contributions to the account of the Named Executive Officer pursuant to the Company's 401(k) plan, car allowances, and the cost of group term life insurance in excess of $50,000.

            REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE

      The Stock Option and Compensation Committee of the Board of Directors determines salary and bonus arrangements for all executive officers of the Company, including the Chief Executive Officer. The Stock Option and Compensation Committee is composed of William Hellman, Chairman of the Board; Philip Rootberg, Vice President and Treasurer; and Edward Ross, Director.

      Compensation of store managers and buyers consists of a base salary, which is related to the size of the profit center managed, plus a bonus based on a pre-set formula related to sales and gross margins produced by such profit center. Compensation of other department managers consists of a base salary which is related to the duties and responsibilities of the position consistent with industry and regional pay guides.

      The Chief Executive Officer's compensation, as well as that of the next four most highly compensated officers, is comprised of a base salary which is directly related to the responsibilities of the position and a bonus based on a pre-set formula related to annual pre-tax profits. The Chief Executive Officer and the four most highly compensated officers which comprise the executive staff work together as a corporate team and bear the principal burden of corporate management decisions - the Chief Executive Officer, of course, bearing final responsibility. Thus, the executive staff participates in a separate and more heavily weighted bonus award. Determination of executive staff bonuses is made only after all store managers and buyers bonuses have been computed and deducted from pre-tax earnings. From the remaining profit before taxes, a bonus pool is created for payment to the executive staff. Total bonuses accrued in fiscal 1995 for the executive staff, store managers and buyers amounted to $412,000.

      The compensation of the Chief Executive Officer is directly related to the performance and profitability of the Company. A significant portion of the Chief Executive Officer's compensation is based on his bonus which is directly related to the pre-tax profits of the Company. For fiscal 1995, the bonus of the Chief Executive Officer increased 25% while the pre-tax profits of the Company increased 21%.

      Based upon a review of publicly available information on regional companies reporting comparable amounts of annual gross revenues, The Stock Option and Compensation Committee believes that the cash compensation (salary and bonus) paid to the Chief Executive Officer of the Company is comparable to the compensation of the chief executive officers of such regional companies.

      The Company has maintained employee compensation programs designed to compensate its officers, managers, and other key employees in relationship to the profitability of the Company through its bonus programs. In addition, stock options for officers, managers, and other key employees are awarded at the discretion of the Stock Option and Compensation Committee of the Board of Directors. The stock option program is designed to give additional incentive to the officers, managers, and other key employees to enhance the value of the Company to all shareholders.


                                    ____________________________
                                    William Hellman



                                    ____________________________
                                    Philip Rootberg



                                    ____________________________
                                    Edward Ross


                  STOCKHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Retail Trade Index for the period of five years commencing January 31, 1990 and ending January 31, 1995. The graph assumes that the value of the investments in the Company's Common Stock and each index was $100 on January 31, 1990.

               Comparison of Five Year Total Return Among
                            Huffman Koos Inc.
                         Nasdaq Stock Market and
                       Nasdaq Retail Trade Indices


                                      NASDAQ          NASDAQ
            Huffman Koos, Inc.      Stock Market    Retail Trade
Year          Common Stock             Index          Indecies

1990              $100                 $100             $100
1991                58                  102              120
1992               125                  156              210
1993               358                  176              189
1994               433                  203              203
1995               483                  192              180








Additional Information With Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Stock Option and Compensation Committee has performed the function of determining executive officer compensation. During the fiscal year ended January 31, 1995, the Stock Option and Compensation Committee was comprised of three members, two of whom are also officers and one who is a non-employee of the Company. William Hellman, Chairman of the Board, and Philip Rootberg, Vice-President and Treasurer, each serves on the Stock Option and Compensation Committee. Edward Ross also serves as Chairman of the Stock Option and Compensation Committee. This Committee met once in fiscal 1995.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of Stock Option and Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.


                          DIRECTOR COMPENSATION

      Each Director who is not an officer of the Company or its subsidiaries receives an annual fee of $5,000 plus $500 for each Board meeting attended, and is also compensated for all committee meetings at a rate equal to one-half of that set from time to time for Board meetings. Outside directors may also be compensated for attendance at meetings with the executives of the Company and for related services on behalf of the Company, in the discretion of the Executive Committee.

                            Stock Option Plan

      On August 29, 1986, the Company's Board of Directors adopted the Company's 1986 Stock Option Plan which was approved by the Company's sole shareholder, Sussex, on August 19, 1986, and amended and restated in November 1990 (the "Plan"). The Plan permits the granting of options to officers and key employees of the Company to purchase up to an aggregate of 200,000 shares of Common Stock, subject to adjustment under certain circumstances. Some or all of such options may be "incentive stock options" within the meaning of the Internal Revenue Code, as amended. All options granted under the Plan have an exercise price of not less than the fair market value of the shares on the date of grant. As of April 1, 1995, 156,000 shares of the Company's Common Stock were subject to outstanding options, and there were 33 participants. The average per share exercise price of all such options was $4.67. As of April 1, 1995 228,600 shares of the Company's Common Stock remained available for grants under the plan.

      The Plan is administered by the Stock Option and Compensation Committee of the Board of Directors which has sole authority to determine, among other things, the persons to whom options will be granted and the time or times when options become exercisable.

      The following table provides certain information concerning individual grants of stock options under the Plan made during the fiscal year ended January 31, 1995 to each of the Named Executive Officers.

                    Option Grants in Last Fiscal Year

                                                                             Potential
                               Individual Grants(a)                       Realizable
                                 % of Total                                   Value at
                                  Options                                  Assumed Annual
                                 Granted To     Exercise or                Rates of Stock
                      Options    Employees      Base Price               Price Appreciation
                      Granted    In Fiscal       ($ Per      Expiration  For Option Term (b)
      Name               #         Year           Share)        Date      5%($)       10%($)
Fred Berk ..........  20,000        38.5%        $7.94        3/31/04    $99,800  $253,000
Al Melchiano .......   5,000         9.6%         7.94        3/31/04     24,950    63,250
Joseph Albanese ....   5,000         9.6%         7.94        3/31/04     24,950    63,250
Timothy Costello ...   5,000         9.6%         7.94        3/31/04     24,950    63,250
John Alecci ........   5,000         9.6%         7.94        3/31/04     24,950    63,250

      (a) The Plan provides that the optionee may purchase 20% of the shares of stock on and after the first anniversary of the date of issuance and after each of the four succeeding anniversaries of that date.

      (b) Based upon the per share market price on the date of grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. Gains, if any, are dependent upon the actual performance of the Common Stock, as well as the continued employment of the executive officers through the vesting period. There is no assurance that the stock price will appreciate at the rates shown in the table. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Code and any applicable state laws.

      The following table provides certain information concerning each exercise of stock options under the Plan during the fiscal year ended January 31, 1995, by each of the Named Executive Officers and the fiscal year end value of unexercised options held by such persons under the Plan:

          Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

                                           Number of Securities      Value of Unexercised
                    Shares       Value    Underlying Unexercised         In-the-Money
                  Acquired on  Realized      Options at Fiscal         Options at Fiscal
      Name        Exercise(#)     ($)          Year End(#)              Year End($)(a)
                                        Exercisable Unexercisable Exercisable Unexercisable
Fred Berk ........        -         -     22,000       33,000      $133,000     $44,500
Al Melchiano .....        -         -      3,000       12,000        11,500      21,000
Joseph Albanese ..        -         -      4,200       10,800        21,100      15,900
Timothy Costello .        -         -      2,000       10,400         7 700      14,200
John Alecci ......        -         -      3,800       11,200        17,900      17,600

      (a) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at fiscal year end and the exercise price of the options.


Certain Relationships and Interests in Certain Transactions

      The Company participates in the Sussex and JG medical, casualty, property and liability insurance programs. The Company's annual cost of insurance during the year ended January 31, 1995
(fiscal 1995) was approximately $2,621,000.

JG charges the Company for administration services performed on behalf of the Company. Charges for such services for fiscal 1995 were $768,000.

Effective October 29, 1993, JG, Sussex and Jupiter entered into a Stock Purchase and Loan Agreement. Under the terms of the agreement, JG, through Sussex borrowed $5,075,000 from Jupiter on October 29, 1993. The note was repaid per the terms of the agreement on February 4, 1994 by the transfer of 700,000 shares of the Company's common stock from Sussex to Jupiter, along with the interest at the prime rate. Effective November 30, 1994, Sussex and Jupiter entered into a Stock Purchase Agreement whereby Sussex sold an additional 100,000 shares of the Company's common stock to Jupiter for $800,000. As a result of the transactions described above, JG and Jupiter now own approximately 35.7% and 20.4% of the Company's outstanding common stock, respectively.

The Stock Purchase and Loan Agreement and Stock Purchase Agreement (the "Agreements") contain an option with allows Sussex to repurchase any or all of the 800,000 shares on or prior to February 4, 1996 for a purchase price ranging from $7.25 to $8.00 per share, plus interest. The Agreements also contain a provision which requires Jupiter to vote the 800,000 of the Company's shares for the election of a majority of the Board of Director's of the Company as Sussex shall direct. As a result of this voting provision, JG through Sussex retained effective control of the Company.


           Information Concerning The Board of Directors
                  And Certain Committees Thereof

      The Board of Directors has designated an Audit Committee, an Executive Committee and a Stock Option and Compensation Committee, but not a Nominating Committee. Currently, the members of the Audit Committee are Peter C.B. Bynoe, Charles Jamison (Chairman), and Wallace W. Schroeder; the members of the Executive Committee are William Hellman (Chairman), Philip Rootberg and Edward Ross.

      The functions of the Audit Committee include reviewing the independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, approving or ratifying each professional service provided by independent auditors and estimated by management to cost more than 10% of the previous year's audit fee, considering the range of audit and non-audit fees, reviewing the scope and results of the Company's procedures for internal auditing and adequacy of internal accounting controls and directing and supervising special investigations. The Audit Committee met twice during fiscal 1995.

      The Executive Committee is authorized to exercise the powers of the Board of Directors in certain business transactions and affairs of the Company during the intervals between meetings of the Board.

      The Board of Directors held a total of four meetings during Fiscal 1995. All directors attended at least 75% of all Board meetings and at least 75% of all meetings of any committee of which such director was a member.
PROPOSAL 1

                       ELECTION OF DIRECTORS

      The By-laws of the Company provide for eight persons to constitute the Board of Directors. It is the intention of the persons named in the enclosed proxy, in the absence of contrary instructions, to vote for the election of the nominees named below, each of whom has consented to serve as a director if elected. If at the time of the meeting, however, any of said nominees should be unable to serve as a director, then the persons named in the enclosed proxy, or their substitutes, will, in their discretion, vote for another nominee or nominees. All directors will hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified.

Information Concerning Nominees for Election as Directors:

      The following table respecting the Company's nominees for election to the Board of Directors sets forth the name and age of each nominee, the position or positions held with the Company by each nominee, each nominee's principal occupation or employment since at least January 1988, other directorships held by each nominee, the year in which each person became a director, and the number of shares of Common Stock beneficially owned, directly or indirectly, by each nominee or in which such nominee had a beneficial interest as of April 1, 1995. All of the nominees have previously been elected to the Board of Directors by the shareholders.

                                                                    Shares of    Approximate
                                                        Director  Common Stock   Percent of
                                                         of the   Beneficially      Class
            Name, Principal Occupation                  Company     Owned on      (if more
            and Other Directorships(1)            Age    Since   April 1, 1995    than .1%)
William Hellman ................................   74    1986        32,500
      Chairman of the Board of Directors since
      February 1988; Chief Executive Officer from
      February 1988 to August 1990; Chairman and
      Chief Executive Officer of JG since June 1983;
      President of JG from May 1983 through May 1993.
      President of Goldblatt's Department Stores, Inc.
      (a wholly owned subsidiary of JG) since May 1993
      and from February 1986 to October 1990; Director
      of Sussex since September 1984 and its Chairman,
      Chief Executive Officer and President since
      February 1988.

Fred Berk ......................................   51    1989        28,000
      President and Chief Executive Officer of
      the Company since August 1990; President
      and Chief Operating Officer from March
      1989 to August 1990; President of the
      Barker Bros. division of Sussex from March
      1986 to March 1989.

Peter C.B. Bynoe ...............................   44    1991        None
      Attorney at Law, Rudnick and Wolfe;
      Chairman and Chief Executive Officer of
      Telemat Ltd.; Director of JG since 1991.
      Director of Uniroyal Technology Corporation.

Charles H. Jamison .............................   55    1986        None
      President, Chief Operating Officer and
      Director of Jupiter; Director of Integon
      Corporation; Director of JG since 1986.

Michael Kurzman ................................   56    1993        None
      Executive Vice President and Treasurer of
      The Lurie Company, and its subsidiaries and
      LaSalle Security Systems Inc.; Director and
      President of Lurie Century Associates,
      Lurie Columbia Associates, Inc., Randolph
      Jefferson, Inc., and TLC Real Estate, Inc.;
      Director of JG since 1983.

Philip Rootberg ................................   77    1986        10,000
      Vice President and Treasurer of the Company
      since 1989; Vice President and Director of
      JG; Director of Sussex since 1984; Senior
      Executive Vice President and a Director of
      Jupiter; Senior Partner of Philip Rootberg
      & Company L.L.P., a public accounting firm.

Edward W. Ross .................................   74    1986        None
      Vice Chairman and Director of JG since 1983;
      Chairman, Chief Executive Officer and Director
      of Jupiter; Director of Sussex.

Wallace W. Schroeder ...........................   70    1988        1,500
      Director of JG since 1992; Outside
      Consultant to the Company from September
      1987 to May 1988; Vice President-Chief
      Financial Officer of the Company from July
      1986 to September 1987.

__________
(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Securities Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Act, or directorships of issuers registered as investment companies under the Investment Company Act of 1940 are listed in the above table.

      The Board of Directors unanimously recommends that you vote "FOR" the election of the nominees listed above as directors of the Company.


                            PROPOSAL 2

              APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      Upon the recommendation of the Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants for the Company to audit its consolidated financial statements for the fiscal year ending January 31, 1996 and to perform audit-related services. Such services include review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. Coopers & Lybrand L.L.P. also performs certain limited non-audit services for the Company.

      The Board has directed that the appointment of Coopers &
Lybrand L.L.P. be submitted to the shareholders for approval. If the shareholders should not approve such appointment, the Audit
Committee and the Board would reconsider the appointment.

      The Company has been advised by Coopers & Lybrand L.L.P. that it expects to have a representative present at the Meeting and that such representative will be available to respond to appropriate questions. Such representative will also have the opportunity to make a statement if he or she desires to do so.

      The Board of Directors unanimously recommends a vote "FOR" the approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants.

                      Financial Statements

      The Company's Annual Report to Shareholders for Fiscal 1995, including audited financial statements, accompanies this Proxy
Statement and shareholders are urged to read such report in its entirety.

                1996 Annual Meeting Of Shareholders

      The 1996 Annual Meeting of Shareholders is presently scheduled to be held on June 11, 1996. Any proposals of shareholders intended to be personally presented at such meeting must be received by the Secretary of the Company no later than February 13, 1996 for inclusion in the Company's Proxy Statement.

                     Expenses of Solicitation

      The cost of preparing and mailing the notice of meeting, Proxy Statement and forms of proxy will be paid by the Company. In addition to the cost of mailing copies of this material to shareholders, the Company will request banks and brokers to forward copies of such materials to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse such banks and brokers for the reasonable out-of-pocket expenses incurred in connection therewith, which expenses are estimated not to exceed $10,000.


   Compliance with Section 16(a) of the Securities Exchange Act

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"), directors, officers and beneficial owners of more than 10% of the Company's equity securities (each a "Reporting Person") must file certain reports, known as Forms 3, 4, and 5, with the SEC upon the occurrence of certain events, primarily the acquisition or disposition of shares of Common Stock (or options to acquire Common Stock) by such persons.

      Form 4 is a Statement of Changes on Beneficial Ownership, and is required to be filed within 10 days of the end of a month in which a Reporting Person acquires or disposes of Common Stock. Joseph Albanese, John Alecci, Fred Berk, Timothy Costello, John Walsh, and Al Melchiano, each officers of the Company, and Fred Berk, an officer and director of the Company, each filed one Form 4 late in fiscal 1995, in each case two days after such filing was required. In addition, Jupiter Industries, Inc., and Sussex Group, Ltd., each a 10% holder of the Company's Common Stock, each filed one Form 4 late in fiscal 1995, in each case one day after such filings was required.

      Based solely on a review of the Forms 3, 4 and 5 filed with the Company and one certain representations made to the Company, the Company does not know of any failures to file a required form or of any late filings under Section 16(a) of the Securities Exchange Act other than those set forth above.


                           Other Matters

      The only other business to be presented at the meeting, of which the directors and officers have knowledge, will be the approval of the minutes of the last meeting of shareholders, but it is not intended that action taken under the proxies will constitute approval of the matters referred to in such minutes. If any other matters are properly presented at the meeting for action, it is intended that the shares represented by proxies will be voted on such matters in the discretion of the persons named therein.